Exhibit 99.1

FULL CIRCLE CAPITAL CORPORATION ANNOUNCES
SECOND QUARTER FISCAL 2011 EARNINGS

Third Quarter Fiscal 2011 Distribution of $0.225 Per Share Announced

RYE BROOK, NY, February 9, 2011 – Full Circle Capital Corporation (Nasdaq: FULL) (the “Company”) today announced its financial results for the second fiscal 2011 quarter ended December 31, 2010.

For the quarter ended December 31, 2010, the Company recorded net investment income of $1.5 million or $0.24 per share and a net increase in net assets resulting from operations of $1.4 million, or $0.22 per share. Net asset value was $9.32 per share at December 31, 2010.

The Company also announced that on February 4, 2011, its board of directors declared a distribution for its third fiscal quarter ending March 31, 2011 of $0.225 per share. This distribution will be payable on April 15, 2011 to shareholders of record on March 31, 2011. The annualized distribution of $0.90 per share equates to a current yield of 10.3%, based on the closing price of the Company’s common stock of $8.73 per share on February 8, 2011.

Full Circle Capital Corporation was formed on April 16, 2010 and commenced operations on August 31, 2010 with the purchase of a seasoned portfolio consisting of approximately $72.3 million of debt and equity investments from two existing private funds, Full Circle Partners, LP and Full Circle Fund, Ltd., formed in 2005 and 2007 respectively. As a result, there is no comparable period to compare results for the second fiscal quarter ended December 31, 2010. Full Circle Capital completed its initial public offering on August 31, 2010.

Financial Highlights for Second Fiscal 2011 Quarter Ended December 31, 2010

➢	Net asset value was $9.32 per share at December 31, 2010

➢	Weighted average portfolio interest rate was 12.1% at December 31, 2010

➢	Total investment income was $2.7 million

➢	Net investment income was $1.5 million, or $0.24 per share

➢	Net increase in net assets resulting from operations was $1.4 million, or $0.22 per share

➢
Total portfolio investments were $65.1 million (excluding U.S. treasury bills held of $27.0 million) compared to $71.3 million (excluding U.S. treasury bills held of $25.0 million) at September 30, 2010

➢	At December 31, 2010, excluding U.S. Treasury bills, 93% of investments were first lien senior secured loans

➢	At December 31, 2010, long term debt outstanding was $11.0 million, including $7.6 million under the Company’s senior leverage facility and $3.4 million under its senior unsecured notes

➢	On January 14, 2011 Full Circle paid its second quarter dividend of $0.225 per share

Per share amounts for the quarter ended December 31, 2010 are based on 6.2 million weighted average shares outstanding for the quarter.

“We performed according to our plan during our first full quarter of operations and as a public company,” said John Stuart, chairman and chief executive officer of Full Circle Capital Corp. “Our strategy of providing first lien senior secured loans and stretch senior secured, or uni-tranche, loan solutions to smaller and lower middle market companies continued to deliver attractive risk-adjusted yields during the most recently completed quarter.”

“The Company received $7.6 million in loan and investment realizations in the quarter ending December 31, 2010.  An additional $15.2 million in loan payoffs have beenreceived by the Company subsequent to the end of the quarter.”

“We are pleased that all of our realizations were recorded at par, and with the continued turnover of the portfolio, much of this payoff activity generated early prepayment and other fee income,” stated Stuart. “The combination of liquidity from these and future payoffs plus investment funding capability under our existing credit facility give us additional resources to participate in new loan opportunities with potentially more attractive risk-adjusted returns. Currently we are seeing more opportunities to invest in fundamentally good businesses and an overall increase in business optimism in our targeted smaller and lower middle market borrowers. As a result of these developments, over the next few quarters we believe we are well-positioned to continue to achieve our investment objective of generating both current income and capital appreciation.”

Second Quarter Fiscal 2011 Results

Net asset value at December 31, 2010 was $9.32 per share. For the second fiscal quarter ended December 31, 2010, the Company recorded net unrealized depreciation resulting from valuations of $0.2 million most of which related to debt investments. The Company also recorded $0.1 million of realized gains.

The Company generated $2.3 million of interest income during the period, of which approximately 97% was paid in cash with the remaining 3% paid in payment-in-kind (“PIK”) interest. Fee income from loan prepayments and other sources totaled $0.2 million. The Company recorded net investment income of $1.5 million or $0.24 per share and net increase in net assets resulting from operations of $1.4 million, or $0.22 per share.

During the quarter there were no new investment activities in debt investments other than borrowers drawing on existing loan facilities in a net amount of $3.7 million. Repayments and amortization of principal under existing loan facilities and loan and investment realizations totaled $10.1 million.

At December 31, 2010, the Company’s portfolio (excluding U.S. Treasury bill holdings) included investments in 16 companies. The average portfolio company investment at December 31, 2010 was $4.1 million.  The weighted average interest rate on investments was 12.1%. At fair value, 92.8% of portfolio investments were first lien loans, 6.6% were second lien loans and 0.6% were equity investments. Approximately 69% of the debt investment portfolio, at fair value, bore interest at floating rates.  The majority of the floating rate loans carry a minimum interest rate floor which protects the Company’s return in a low rate environment. The estimated loan-to-value ratio on the Company’s loans was 45% at December 31, 2010 compared to 51% at September 30, 2010.

Recent Developments Since December 31, 2010

Since December 31, 2010 the Company has funded an additional $0.3 million in two existing portfolio companies.

Since December 31, 2010 the Company has received repayments of $15.2 million, including fees and interest due, representing its entire investments in five portfolio companies.

Conference Call Details

Management will host a conference call to discuss these results on Thursday, February 10, 2011 at 10:00 a.m. ET.  To participate in the conference call, please call 866-305-6438 (domestic call-in) or 706-643-6383 (international call-in) and reference code #41295573.

A live webcast of the conference call and the accompanying slide presentation will be available at http://ir.fccapital.com/CorporateProfile.aspx?iid=4151676. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 1:00 p.m. ET on February 10 until 11:59 p.m. ET on February 17 by calling 800-642-1687 (domestic) or 706-645-9291 (international) and entering confirmation #41295573.  An archived replay of the conference call and slide presentation will also be available in the investor relations section of the Company’s website.

About Full Circle Capital Corporation
Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle lends to and invests in asset-based senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries. Full Circle’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s web site www.fccapital.com.

Forward-Looking Statements
This press release contains forward-looking statements which relate to future events or Full Circle's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle's filings with the Securities and Exchange Commission. Full Circle undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
John E. Stuart, CEO	Stephanie Prince/Jody Burfening
Full Circle Capital Corporation	Lippert/Heilshorn & Associates
914-220-6300	212-838-3777
Jstuart@fccapital.com	sprince@lhai.com

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FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	December 31,	June 30,
	2010 (Unaudited)	2010 (Audited)
Assets
Affiliated Investments at Fair Value (Cost of $6,842,129
and $ -)	$6,681,139	$-
Investments at Fair Value (Cost of $85,572,752 and $ -)	85,403,606	-
Cash	1,047,805	1,455
Deposit with Broker	4,000,000	-
Interest Receivable	822,975	-
Due from Affiliate	182,915	-
Prepaid Expenses	112,066	-
Other Current Assets	175,869	-
Deferred Offering Expenses	-	425,463

Total Assets	98,426,375	426,918

Liabilities
Current Liabilities
Due to Affiliate	635,000
Accounts Payable	2,637	-
Accrued Liabilities	96,885	-
Due to Broker	26,997,300	-
Dividends Payable	1,393,091	-
Interest Payable	65,953	-
Other Current Liabilities	372,742	-
Accrued Offering Expenses	150,430	425,463
Accrued Organizational Expenses	26,037	12,500

Total Current Liabilities	29,740,075	437,963

Long Term Liabilities
Line of Credit	7,568,501	-
Distribution Notes	3,404,583	-

Total Long Term Liabilities	10,973,084	-

Total Liabilities	40,713,159	437,963

Net Assets	$57,713,216	$(11,045)
Components of Net Assets
Common Stock, par value $0.01 per share
(100,000,000 authorized; 6,191,515 and 100 issued
and outstanding, respectively)	$61,915	$1
Paid-in capital in excess of par	57,963,082	1,499
Overdistributed Net Investment Income	(74,283)	-
Accumulated Net Realized Gains (Losses)	92,637	-
Accumulated Net Unrealized Gains (Losses)	(330,135)	-
Deficit accumulated during development stage	-	(12,545)
Net Assets	$57,713,216	$(11,045)
Net Asset Value Per Share	$9.32	$(110.45)

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended	Six months ended
	December 31, 2010	December 31, 2010
Investment Income
Interest Income	$2,091,480	$2,802,910
Interest Income from affiliate	240,260	331,034
Dividend Income from affiliate	153,333	210,833
Other Income	193,124	201,002

Total Investment Income	2,678,197	3,545,779

Operating Expenses
Management Fee	304,429	411,413
Incentive Fee	374,776	487,462
Total Advisory Fees	679,205	898,875

Allocation of Overhead Expenses	90,270	120,360
Interest Expense	216,988	330,519
Directors’ Fees	26,125	55,232
Administration Fees	78,114	104,152
Officers’ Compensation	33,424	43,111
Professional Services Expense	82,331	120,125
Bank Fees	11,880	16,890
Other	76,817	117,316
Organizational Expenses	34,996	178,979

Total Gross Operating Expenses	1,330,150	1,985,559

Management Fee Waiver and Expense Reimbursement	(147,078)	(241,688)

Total Net Operating Expenses	1,183,072	1,743,871

Net Investment Income (Loss)	1,495,125	1,801,908
Change in Unrealized Gain (Loss)	(224,281)	(330,135)
Realized Gain (Loss)	86,574	92,637

Net Increase (Decrease) in Net Assets Resulting from Operations	$1,357,418	$1,564,410

Earnings (loss) per common share	$0.22	$0.38
Weighted average shares of common stock outstanding	6,191,515	4,138,926

FINANCIAL HIGHLIGHTS
	For the three months ended December 31, 2010	For the period from August 31, 2010 (commencement of operations) to December 31, 2010

Per Share Data (1) :
Net asset value at beginning of period	$ 9.36	$9.40
Offering costs	(0.04)	(0.04)
Net investment income	0.24	0.30
Change in unrealized gain (loss)	(0.04)	(0.06)
Realized gain (loss)	0.02	0.02
Dividends declared	(0.22)	(0.30)
Net asset value at end of period	$ 9.32	$9.32

(1)	Financial highlights are based on average weighted shares outstanding.